CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders of ProPhase Labs, Inc.

We consent to the incorporation by reference in the Registration Statement of ProPhase Labs, Inc. on Form S-3 to be filed on or about November 28, 2012 of our report dated March 6, 2012, on our audits of the consolidated financial statements as of December 31, 2011 and 2010 and for each of the years in the two year period ended December 31, 2011, which report was included in the Annual Report on Form 10-K filed March 6, 2012. We also consent to the reference to our firm under the heading “Experts” in the Registration Statement on Form S-3.

/s/ EisnerAmper LLP